FORM 8-K

EXHIBIT 99.2

Reconciliation of Non-GAAP Financial Measures
and Definition of Financial Terms

The following table reconciles consolidated net sales to net sales excluding end-of-life products for the years ended December 31, 2003 and December 31, 2002:

	Consolidated CTS

	Year Ended December 31,		Increase/	Increase/
	2003	2002	(Decrease)	(Decrease)
($ in millions)
Net sales	$463.0	$457.8	$5.2	1.1%
End-of-life products	6.7	22.9	(16.2)	(70.7)%

Net sales excluding end-of-life products	$456.3	$434.9	$21.4	4.9%

The following table reconciles the Components and Sensors business segment´s net sales to external customers to net sales to external customers excluding end-of-life products for the quarters ended December 31, 2003 and December 31, 2002:

	Components and Sensors Business Segment

	Quarter Ended December 31,		Increase/	Increase/
	2003	2002	(Decrease)	(Decrease)
($ in millions)
Net sales	$67.1	$64.5	$2.6	4.0%
End-of-life products	1.3	3.8	(2.5)	(65.8)%

Net sales excluding end-of-life products	$65.8	$60.7	$5.1	8.4%

The following table reconciles cash flows provided from operations and cash flows used by investing activities to free cash flow for the quarter ended December 31, 2003 and years ended December 31, 2003 and December 31, 2002:

		Year Ended
	Quarter Ended	December 31,
	December 31, 2003	2003	2002

($ in millions)
Cash flows provided from operations	$9.6	$25.1	$22.4
Cash flows used by investing activities	(2.8)	(5.1)	(10.0)

Free cash flow	$6.8	$20.0	$12.4

The following table defines total debt to capitalization at December 31, 2003 and December 31, 2002:

	December 31,
	2003	2002

($ in millions)
Current portion of long-term debt	$—	$28.4
Long-term debt	75.9	67.0

Total debt	75.9	95.4
Total shareholders' equity	294.2	265.0

Total capitalization	$370.1	$360.4

Total debt to capitalization	20.5%	26.5%

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